Exhibit 10.4

[Kennedy and Coe, LLC Logo]

May 17, 2005

East Kansas Agri-Energy, LLC

Board of Directors

210 ½ East 4th, P.O. Box 225

Garnett, Kansas 66032

We appreciate the opportunity to propose to be of service to East Kansas Agri-Energy, LLC.  Below is our understanding of the services we are proposing to provide.

Preparation of Federal and Kansas Income Tax Returns:

We will prepare the 2005 federal and Kansas partnership income tax returns including schedules K-1 for each member, Kansas Franchise tax return and the Kansas annual report.  It is our understanding all adjustments will be made and the books closed prior to our beginning the preparation of the tax returns; and we will provide all member information in electronic format.  We have an excel spreadsheet we will provide East Kansas Agri-Energy, LLC to facilitate this process.

Our fees for preparation of the federal and Kansas partnership returns	$13,500
Preparation of federal and Kansas K-1’s if number of members exceeds 650	$20 per K-1

ADDITIONAL SERVICE OFFERINGS

Kansas Income Tax Credits

We will prepare the Investment Credit Application, investment and training credit calculations and preparation of schedules and attachments for East Kansas Agri-Energy, LLC and each member.  East Kansas Agri-Energy, LLC is required to file a schedule K-59 with the Kansas partnership tax return and to provide the information to each member to allow them to complete a schedule K-59 to be filed with their Kansas tax return.  Our experience has been members have fewer problems completing their tax return if the partnership provides them their schedule K-59.

The first year will require an application as well as the related schedules for East Kansas Agri-Energy, LLC and all members.  Subsequent years 2 and 3, the related schedules for EKAE and all members are required but an application should not be required.

Initial year, based on 650 members	$25,000
Year 2, based on 650 members	$15,000
Year 3, based on 650 members	$15,000

We will prepare the Kansas Employment Credit Forms and schedules for East Kansas Agri-Energy, LLC and each member.

Initial and each subsequent year	$3,000

The parties agree that if an unanticipated need arises (such as, but not limited to, an audit by a taxing agency, or any other service not anticipated in this agreement by the parties), Kennedy and Coe, LLC hereby agrees to perform this additional work at a mutually agreed upon price before the service is provided.  This service will be billed separately, and will be payable within 30 days of presentation.

If you agree that the above adequately sets forth your understanding of our mutual responsibilities, please authorize this Agreement and return it to our office.  A copy of provided for your records.

We would like to take this opportunity to express our appreciation for the opportunity to serve you.

Very truly yours,

By:	/s/ David H. Burger
David H. Burger, Member
Kennedy and Coe, LLC

By:	/s/ William R. Pracht	Date:	6-13-05
Board Member
East Kansas Agri-Energy, LLC